EXHIBIT 10.1
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                PROPERTY PURCHASE AND OPTION AGREEMENT

                                between

                            NB LOT 4, LLC,

                              as Seller,


                                  and

                MAUI BEACH RESORT LIMITED PARTNERSHIP,

                           as Purchaser, and

                             NB LOT 3, LLC



                    [KAANAPALI NORTH BEACH - LOT 4]
                    (KAANAPALI NORTH BEACH - LOT 3]




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                PROPERTY PURCHASE AND OPTION AGREEMENT



     This PROPERTY PURCHASE AND OPTION AGREEMENT (this "Agreement") is made as of August 4, 2003 (the "Effective Date"), by and between NB LOT 4, LLC, a Delaware limited liability company ("Seller"), the address of which is 900 North Michigan Avenue, Suite 1400, Chicago, Illinois 60611, MAUI BEACH RESORT LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser"), the address of which is 900-999 West Hastings Street, Vancouver, B.C., V6C-2W2 Canada, and NB LOT 3, LLC, a Delaware limited liability company ("NB3"), the address of which is 900 North Michigan Avenue, Suite 1400, Chicago, Illinois 60611.




                               RECITALS:
                               --------

     A. Seller and Intrawest corporation, a corporation continued under the Canada Business Corporations Act ("Intrawest"), entered into that certain Property Purchase Agreement dated as of January 16, 2003, as amended (the "Terminated Agreement"), relating to the sale and purchase of that certain "Property" and "Additional Property" defined below and in the Terminated Agreement.

     B. Pursuant to Section 7(c) of the Terminated Agreement, Intrawest exercised its right to terminate the Terminated Agreement, thereby releasing the parties thereto from all further obligations under the Terminated Agreement, except as expressly provided in said Section 7(c).

     C. Seller, Purchaser and NB 3 (being an affiliate of Seller) desire to entire into this Agreement for the sale and purchase of the Property and the Additional Property, with terms and provisions substantially similar to, but not identical to, the Terminated Agreement, and for the granting of an option to purchase that certain "Lot 3" defined below and in the Terminated Agreement.

     D. Purchaser, being an entity in which Intrawest has an ownership interest, and formed by Intrawest for the purpose of purchasing and acquiring the Property and the Additional Property pursuant to this Agreement, and for the purpose of acquiring an option to purchase Lot 3 pursuant to this Agreement, acknowledges that it has all of the knowledge of Intrawest with respect to the Property, the Additional Property and Lot 3, and that it shall be deemed to have had all of the opportunities available to Intrawest under the Terminated Agreement to investigate the Property, the Additional Property and Lot 3 and to evaluate all aspects of the Property, the Additional Property and Lot 3 as set forth in the Terminated Agreement and in this Agreement.














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                              AGREEMENT:
                              ---------

     In consideration of the Recitals set forth above, which by this reference are incorporated herein, the mutual promises and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and NB 3 hereby agree as follows:

     1. AGREEMENT TO PURCHASE AND SELL. Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell and convey to Purchaser, subject to and in accordance with the terms and conditions set forth in this Agreement, that certain real property containing approximately 39.846 acres of land located at Hanakaoo, Honokowai, Kaanapali, Lahaina, County of Maui, State of Hawaii, being property identified on the tax maps for the County of Maui as Tax Map Key Nos. (2) 4-4-14:6, (2) 4-4-14:8, and (2) 4-4-14:5 (portion), and being more particularly described in EXHIBIT "1" attached to this Agreement (the "Property"), together with all of Seller's right, title and interest in and to the following property and other rights and interests (the "Additional Property"):

           (a) All buildings, structures, fixtures and other improvements, if any, located on or under the Property; and

           (b) All easements, rights-of-way, covenants, restrictions, reservations, privileges, licenses and other rights and interests, if any, appurtenant to the Property or running with the land comprising the Property.

     2. PURCHASE PRICE. The purchase price (the "Purchase Price") to be paid by Purchaser for the Property and the Additional Property shall be THIRTY-THREE MILLION AND NO/100 U.S. DOLLARS (U.S. $33,000,000.00). The Purchase Price shall be payable by Purchaser to Seller as provided below. All amounts payable hereunder shall be paid in United States dollars by electronic or wire transfer of immediately available funds, in accordance with written instructions delivered by Seller or Escrow Agent (as defined below) to Purchaser, or in such other form as is acceptable to Seller. Except as otherwise provided in this Agreement, all interest, if any, accruing on such deposits shall accrue for the benefit of Purchaser.

           (a) CASH AT CLOSING. Concurrently with execution of this Agreement, and as a condition to Seller's obligations hereunder, Purchaser shall deposit into Escrow the sum of SIXTEEN MILLION AND N0/100 U.S. DOLLARS (U.S. $16,000,000.00), plus or minus the net amount to be paid by, or credited to, Purchaser at Closing under
     Section 6 of this Agreement (the "Cash Payment").

           (b) PURCHASE MONEY NOTE AND MORTGAGE. At Closing, the balance of the Purchase Price shall be paid by way of a purchase money promissory note (the "Purchase Money Note"), in the form attached as EXHIBIT "2" to this Agreement, to be executed by Purchaser and delivered to Seller at Closing, evidencing Purchaser's obligation to pay to Seller the balance of the Purchase Price, in the principal amount of SEVENTEEN MILLION AND N0/100 U.S. DOLLARS (U.S. $17,000,000.00), which Purchase Money Note shall be secured by a purchase money mortgage (the "Purchase Money Mortgage") covering the Property and the Additional Property, in the form attached as EXHIBIT "3" to this Agreement, to be executed by Purchaser and recorded at Closing, and by a UCC Financing Statement (the "UCC Financing Statement") relating to the Property, in the form attached as EXHIBIT "4" to this Agreement, to be filed at Closing. As shall be more particularly described in the Purchase Money Note, (i) interest on the unpaid balance of the Purchase Money Note shall accrue at the rate of eight percent (8%) per annum for the first two years after Closing, and at the rate of ten percent (10%) per annum thereafter until the maturity date, and shall be paid monthly in arrears, (ii) the maturity date of the Purchase Money Note shall be the earlier to


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     occur of (A) three years after Closing, and (B) sixty days after issuance by the County of a special management area use permit for development of any portion of the Property, and (iii) the obligation to pay principal and interest under the Purchase Money Note shall be non-recourse as to Purchaser. The Purchase Money Mortgage shall at all times, until its release in accordance with its terms, constitute a first mortgage lien on the Property prior to all other financial encumbrances affecting the Property, and subject only to the Permitted Exceptions (as defined below). No construction shall occur on the Property until payment in full of the Purchase Money Note and release of the Purchase Money Mortgage.

     3.    TITLE.

           (a) DEED. At the Closing, Seller shall convey the Property (and any Additional Property constituting real property) to Purchaser by a limited warranty deed (the "Deed"), substantially in the form attached as EXHIBIT "5" to this Agreement, which Deed shall convey to Purchaser fee simple title subject only to the Permitted Exceptions (as defined in Subsection 3(b) below). Purchaser agrees to and shall take title to the Property at Closing subject to the Permitted Exceptions.

           (b) PERMITTED EXCEPTIONS. Purchaser acknowledges having received a preliminary title report dated as of February 14, 2003 (the "Lot 4 Title Report") covering the Property, issued by Title Guaranty of Hawaii, Inc. (the "title company"), a copy of which is attached hereto as EXHIBIT "6", and a preliminary title report dated as of February 13, 2003 (the Lot 3 Title Report") covering Lot 3 (as defined in Section 18 below, and being the parcel of land within which the Lot 3 Access Easement (as defined in Section 3(e) below) is located), issued by the title company, a copy of which is attached hereto as EXHIBIT "22", together with copies of all recorded documents and maps referenced in the Lot 4 Title Report and the Lot 3 Title Report (other than documents related to Seller's Mortgages (as defined in Section 6(a)(ii) below), as delivered by Seller to Intrawest pursuant to the Terminated Agreement. Attached as EXHIBIT "7" to this Agreement is a list of exceptions, reservations, easements, and other items which shall be recited or referenced in the Deed as permitted encumbrances or exceptions to title and exclusions from Seller's limited warranty under the Deed. Except for Monetary Liens, Purchaser hereby approves all items listed in Exhibit "7" and all other exceptions and defects affecting or encumbering the title to the Property, the Additional Property and the area to be encumbered by the Lot 3 Access Easement existing as of July 28, 2003. All such approved items are referred to in this Agreement as the "Permitted Exceptions."

           Prior to Closing, Seller agrees to take the following actions with respect to the Permitted Exceptions (and, to the extent expressly provide herein, the Permitted Exceptions shall be modified accordingly):

                 (i) Seller shall discharge (or cause to be discharged) from the Property Seller's Mortgages and any other mortgages, deeds of trust, attachments and monetary liens (excepting however the Purchase Money Note, the Purchase Money Mortgage and the UCC Financing Statement) ("Monetary Liens").

                 (ii) That certain Warranty Deed dated August 24, 1982 (Land Court Document No. 1128905; Liber 16531, Page 635) referenced in the Lot 4 Title Report includes the following provision: "RESERVING AND EXCEPTING to [Pioneer Mill Company, Limited ("PMCo")], its successors and assigns forever, as appurtenant to the lands of [PMCo] located in the District of the Premises now owned or hereafter acquired and used by [PMCo], its successors and assigns, in its sugar plantation operations, the perpetual right and easement over and upon the


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           Premises to discharge, emit, or transmit surface water runoff, noise, smoke, soot, dust, lights, vapors, odors, and other substances and phenomena of every description, created by and resulting from the reasonable operations of [PMCo], its successors and assigns, in burning sugar cane and bagasse, milling, generating power, trucking, hauling, and all other activities incidental to the operation of a sugar cane plantation or alternative energy projects; and Grantee, its successors and assigns, do hereby waive any and all claims under any law whatsoever against [PMCo] arising therefrom." (Such reservation and exception is referred to hereinbelow as the "Sugar Plantation Operations Easement".) Seller shall cause PMCo, Oahu MS Development Corp., a Hawaii corporation ("OMSD"), and Kaanapali Development Corp., a Hawaii corporation ("KDC") to execute and record at Closing a document (the "Partial Cancellation of Reserved Easement Rights"), in the form attached as EXHIBIT "8" to this Agreement, by which PMCo, OMSD and KDC release and cancel their respective rights and interests in the Sugar Plantation Operations Easement as it affects the Property, to the extent the Sugar Plantation Operations Easement is broader than Section 14 of this Agreement.

                 (iii) With respect to Item No. 12 of Schedule B to the Lot 4 Title Report (the "Unrecorded Leases Exception"), the Unrecorded Leases Exception shall not be recited in the Deed as an exception to title, and at Closing, Seller will provide the title company with written confirmation, in such form as has been previously provided to the title company by affiliates of Seller in similar transactions, as reasonably required by the title company for removal of the Unrecorded Leases Exception from the title policy (as defined below), if any.

                 (iv) That certain Assignment and Assumption of Rights, Interests and Obligations and Reservation of Rights, Interests and Obligations dated December 21, 2000 (Land Court Document No. 2781514; Document No. 2002-033760), and the related unrecorded "KDC Transfer Agreement", referenced in the Lot 4 Title Report, shall not be recited in the Deed as an encumbrance or exception to title. Seller will provide such materials, if any, reasonably required by the title company for removal of such items from the title policy, if any.

           (c) TITLE INSURANCE. Purchaser may, at its option and expense, obtain a binding commitment (the "title commitment"), from the title company (or other title insurance company licensed in the State of Hawaii), to issue at Closing an owner's policy of title insurance (the "title policy") with respect to the Property, with such extended coverage and endorsements as Purchaser may require and in such amount as Purchaser shall direct but not to exceed the Purchase Price, free of all Monetary Liens but subject to the Permitted Exceptions. Without limiting the terms of Section 16(b) below, any failure of Purchaser to obtain, prior to or at Closing, the title commitment, the title policy, or any other policy of title insurance or title assurances, shall not in any way affect Purchaser's obligations under this Agreement.

           (d) ASSIGNMENT OF WASTEWATER CAPACITY. At Closing, Seller shall cause KDC (being an affiliate of Seller) to deliver to Purchaser an assignment of a portion of KDC's reserved wastewater capacity at the Lahaina Wastewater Treatment Plant, for use relating to the Property and for no other purpose, which wastewater capacity to be assigned shall be such amount as required by the County of Maui for Purchaser's development on the Property of 700 Units (as defined in Section 10(c) below) a such lesser number of Units as shall be approved by appropriate governmental authorities for development on




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     the Property. Such assignment shall be substantially in the form attached as EXHIBIT "9" to this Agreement (the "Assignment of Wastewater Capacity"). Purchaser shall agree to and accept such assignment as indicated in the Assignment of Wastewater Capacity.

           (e) LOT 3 ACCESS EASEMENT. Pursuant to and in accordance with the Terminated Agreement, Seller caused the Land Court designation of Easement 267 (the "Lot 3 Access Easement") across Lot 3 for vehicular and other access between the Property and the existing intersection at Honoapiilani Highway, located as shown on the map attached as EXHIBIT "10" to this Agreement. At Closing, NB3, as the owner of Lot 3, shall execute and deliver, and Purchaser shall execute, deliver, and record, a grant of non-exclusive rights, appurtenant to the Property, for access, entry feature and landscaping purposes upon, over, and across the Lot 3 Access Easement, in the form attached as EXHIBIT "11" to this Agreement (the "Grant of Lot 3 Access Easement"). The Grant of Lot 3 Access Easement shall convey such easement rights to Purchaser subject only to Permitted Exceptions (as determined in accordance with Section 3(b) of this Agreement), but free of Seller's Mortgages and all other Monetary Liens.

     4.    ESCROW.

           (a) OPENING. Immediately upon the Effective Date, Seller, Purchaser and NB 3 shall open an escrow account ("Escrow") with Title Guaranty Escrow Services, Inc. (main office - 235 Queen Street, Honolulu, Hawaii) ("Escrow Agent"), for the purchase and sale of the Property and delivery of the Lot 3 Option Agreement (as defined in Section 18 below) pursuant to this Agreement. Delivery to Escrow Agent of a fully executed copy of this Agreement, together with the Cash Payment, shall constitute the opening of Escrow.

           This Agreement shall constitute joint escrow instructions to Escrow Agent. Seller, Purchaser and NB 3 agree to execute such additional instructions not inconsistent with the provisions of this Agreement which may be required by Escrow Agent. Seller, Purchaser and NB 3 agree that, as between Seller, Purchaser and NB 3, if there is any conflict between the terms of this Agreement and the provisions of any additional escrow instructions required by Escrow Agent, the terms of this Agreement shall control.

           (b) CANCELLATION. If the Closing fails to occur due to Seller's default, including without limitation due to the failure of the conditions set forth in subsections 7.1 (a), (b), (c) or (e) of this Agreement or due to the failure of the condition set forth in subsection 7.1(d) of this Agreement for reasons within the reasonable control of Seller, Seller shall pay all Escrow Cancellation Charges. If the Closing fails to occur due to Purchaser's default or due to the failure of the condition set forth in subsection 7.1(d) of this Agreement for reasons within the reasonable control of Purchaser, Purchaser shall pay all Escrow Cancellation Charges. If the Closing fails to occur for any other reason, including without limitation due to the failure of the condition set forth in subsection 7.1(d) of this Agreement for reasons beyond the reasonable control of Seller or Purchaser, Seller and Purchaser shall each pay one-half of the Escrow Cancellation Charges. As used herein, the term "Escrow Cancellation Charges" means all fees, charges, and expenses charged by Escrow Agent to Seller or Purchaser in connection with the Escrow, including all expenses charged in connection with issuance of the title report and other title matters. Nothing contained in this subsection 4(b) is intended to limit either Seller or Purchaser from exercising the remedies available upon default as set forth in this Agreement.







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     5.    CLOSING.

           (a) CLOSING DATE. As used in this Agreement, the term "Closing" means the time when the Deed is recorded at the Bureau of Conveyances of the State of Hawaii (the "Bureau") and at the Office of the Assistant Registrar of the Land Court of the State of Hawaii (the "Land Court"), and all other events or actions to occur on the Closing Date in accordance with this Agreement (including without limitation those to occur upon satisfaction or waiver of the conditions set forth in Section 7.1 of this Agreement) are consummated. The "Closing Date" shall be August 5, 2003.

           (b) CLOSING DOCUMENTATION. On the Effective Date, Seller, Purchaser and/or NB 3, as appropriate, shall deliver to Escrow Agent the following documents:

                 (i) SELLER'S CLOSING DOCUMENTS. Seller shall deliver to Escrow Agent the following documents (the "Seller's Closing Documents"):

                      (A) the Deed, executed and acknowledged by Seller and in recordable form;

                      (B)   the Assignment of Wastewater Capacity,
                 executed and acknowledged by KDC;

                      (C) the Lot 3/Lot Access Roadway Construction Agreement (as defined in Section 12 below), executed and acknowledged by Seller;

                      (D) the Lot 4 Unit Count Declaration (as defined in Section 10(c) below), executed and acknowledged by Seller and in recordable form;

                      (E) the Assignment of SMA Requirements Agreement (as defined in Section 10(b) below), executed and acknowledged by Seller;

                      (F) the Assignment of Water Quality Monitoring Right of Entry (as defined in Section 11 below), executed and acknowledged by Seller;

                      (G) the Trade Name License Agreement (as defined in Section 34 below), executed by the Service Mark Holder (as defined in Section 34 below);

                      (H) such affidavit and indemnity, executed and acknowledged by Seller, in such form as shall be reasonably agreed by Seller and the title company to cause the title company to delete from the title policy, if any, all exceptions for mechanics', materialmen's and similar liens and leases, occupancy agreements and parties in possession (excepting the Water Quality Monitoring Right of Entry);

                      (I)   the Seller's Certificates (as defined in
                 Section 15(a) below);

                      (J) a certificate of the corporate secretary of the Managing Member (as defined in Section 15(a) below) stating that the Seller's Resolutions (as defined in Section 15 (a) below) were duly adopted by the Managing Member's board of directors and evidencing the incumbency of the officers executing this Agreement and the Seller's Closing Documents on behalf of the Managing Member, as Seller's managing member;




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                      (K)   a certificate of good standing from the State
                 of Hawaii Department of Commerce and Consumer Affairs showing K.DC to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii;

                      (L) a certificate of the corporate secretary of KDC stating that its corporate board of directors has duly adopted resolutions authorizing the execution, acknowledgement and delivery, and the performance of its obligations under, the Assignment of Wastewater Capacity and evidencing the incumbency of the officers acting on behalf of such corporation;

                      (M) such other evidence of the authority of Seller, the Managing Member, KDC, the Service Mark Holder and/or their respective members, officers and representatives acting on their behalf as the title company may reasonably request in connection with Closing;

                      (N) an affidavit or certification, executed by Seller, in compliance with Internal Revenue Code, Section 1445(c) and the applicable regulations;

                      (0) either (a) a properly executed Hawaii Form N-289 certifying that Seller is a Hawaii resident or Seller has a permanent place of business in Hawaii or is qualified to do business in Hawaii, or (b) a certificate or other evidence as contemplated by the State Withholding Provisions (as defined in subsection 5(c) below).

                            If Seller fails to deliver any such Form
                 N-289 or other evidence, Purchaser shall not be excused from its obligation to consummate the transactions contemplated herein, but rather may deduct and withhold from the Purchase Price an amount equal to five percent (5%) of the sales price of the Hawaii real property conveyed in connection with the transactions contemplated herein, as defined and required by the State Withholding Provisions. As described in subsection 5(c) below, any amount so withheld shall be deemed to have been paid by Purchaser as a part of the Purchase Price. Should Seller deliver evidence to Purchaser that the Hawaii Department of Taxation has authorized a partial or total reduction in the amount required to be withheld from the Purchase Price pursuant to the State Withholding Provisions, Purchaser may withhold only the amount required by the Department of Taxation to be withheld, if any, and any amount so withheld shall be deemed to have been paid by Purchaser as part of the Purchase Price;

                      (P) a tax clearance certificate from the Hawaii Department of Taxation, in compliance with Hawaii Revised Statutes Section 237-43;

                      (Q) The North Beach CCRs Supplemental Declaration (as defined in Section 9 below), executed and acknowledged by KDC and in recordable form;

                      (R) The Fill Agreement (as defined in Section 10(f) below), executed by PMCo (as defined in Section 10(f) below) and/or KDC, as applicable; and

                      (S) such other documents or instruments as the title company may reasonably request to consummate Closing in accordance with this Agreement.


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                 (ii) PURCHASER'S CLOSING DOCUMENTS.  Purchaser shall
           deliver to Escrow Agent the following documents (the
           "Purchaser's Closing Documents"):

                      (A)   the Deed, executed and acknowledged by
                 Purchaser and in recordable form;

                      (B) the Lot 3 Option Agreement, executed and acknowledged by Purchaser;

                      (C) the Memorandum of Lot 3 Option Agreement (as defined in Section 18 below), executed and acknowledged by Purchaser and in recordable form;

                      (D)   the Assignment of Wastewater Capacity,
                 executed and acknowledged by Purchaser;

                      (E) the Grant of Lot 3 Access Easement, executed and acknowledged by Purchaser and in recordable form;

                      (F)   the Lot 3/Lot 4 Roadway Construction
                 Agreement, executed and acknowledged by Purchaser;

                      (G) the Lot 4 Unit Count Declaration, executed and acknowledged by Purchaser and in recordable form;

                      (H) the Assignment of SMA Requirements Agreement, executed and acknowledged by Purchaser;

                      (I) the Assignment of Water Quality Monitoring Right of Entry, executed and acknowledged by Purchaser;

                      (J)   the Trade Name License Agreement, executed by
                 Purchaser;

                      (K)   the Purchaser' Certificates (as defined in
                 Section 15(c) below);

                      (L) a certificate of the corporate secretary of the General Partner (as defined in Section 15(c) below) stating that the Purchaser's Resolutions (as defined
                 Section 15(c) below) were duly adopted by the General Partner's board of directors and evidencing the incumbency of the officers executing this Agreement and the Purchaser's Closing Documents on behalf of the General Partner, as Purchaser's general partner;

                      (M) such other evidence of the authority of Purchaser and/or its officers and representatives as the title company or Seller may reasonably request in connection with Closing;

                      (N)   the Purchase Money Note, executed and
                 acknowledged by Purchaser;

                      (0) the Purchase Money Mortgage, executed and acknowledged by Purchaser and in recordable form;

                      (P)   the Fill Agreement, executed by Purchaser;
                 and

                      (Q) such other documents or instruments as the title company may reasonably request to document and consummate Closing in accordance with this Agreement.






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                            (iii) NB 3's Closing Documents.  NB 3 shall
                 deliver to Escrow Agent the following documents ("NB 3's Closing Documents")

                                  (A)  the Lot 3 Option Agreement,
                            executed and acknowledged by NB3;

                                  (B)  the Memorandum of Lot 3 Option
                            Agreement, executed and acknowledged by NB 3 and in recordable form;

                                  (C)  the Grant of Lot 3 Access
                            Easement, executed and acknowledged by NB 3 and in recordable form;

                                  (D)  the Lot 3 Restrictive Covenant
                            (as defined in Section 13 below), executed and acknowledged by NB 3 and in recordable form;

                                  (E)  NB 3's Certificates (as defined
                            in Section 15(b) below); and

                                  (F)  a certificate of the corporate
                            secretary of the NB 3 Managing Member (as defined in Section 15(b) below) stating that NB3's Resolutions (as defined Section 15(b) below) were duly adopted by the NB 3 Managing Member's board of directors and evidencing the incumbency of the officers executing this Agreement and NB 3's Closing Documents on behalf of the NB 3 Managing Member, as NB 3's managing member.

           (c) CLOSING OF ESCROW. On the Closing Date, if the conditions precedent set forth in Section 7.1 of this Agreement are satisfied or waived in writing by the party benefiting from such conditions, Escrow Agent shall disburse to Seller the Purchase Price (less the principal amount of the Purchase Money Note, and also less Seller's payment of the brokerage commission to Seller's Broker pursuant to Section 28 below, and also less Seller's share of the closing costs, Escrow Agent's fees, and applicable prorated items according to Section 6 of this Agreement), shall record the Deed, the Purchase Money Mortgage, the Lot 4 Unit Count Declaration, the Grant of Lot 3 Access Easement, the North Beach CCRs Supplemental Declaration, the Lot 3 Restrictive Covenant, and the Memorandum of Lot 3 Option Agreement at the Bureau and/or at the Land Court, as appropriate, and shall deliver the Seller's Closing Documents to Purchaser, the Purchaser's Closing Documents to Seller, and NB 3's Closing Documents to Purchaser. Seller acknowledges and agrees that Purchaser may be required to withhold a portion of the Purchase Price pursuant to Section 235-68 of the Hawaii Revised Statutes (the "State Code") (Section 235-68 of the State Code, together with any regulations now or hereafter promulgated thereunder, being collectively referred to herein as the "State Withholding Provisions"). Any amount properly so withheld by Purchaser, in accordance with subsection 5(b)(i)(0) above, shall be deemed to have been paid by Purchaser as part of the Purchase Price.

           (d) POSSESSION. Possession of the Property shall be delivered to Purchaser at Closing, subject only to such rights to the Property constituting or arising out of the Permitted Exceptions.

     6. CLOSING COSTS AND PRORATIONS. Except as otherwise specifically provided in this Agreement, Purchaser shall be responsible for all closing costs incurred by Purchaser, and Seller shall be responsible for all closing costs incurred by Seller, including each of their respective attorney's fees.

           (a) SELLER'S CLOSING COSTS. At Closing (if not earlier paid), Seller shall pay the following:

                 (i) the cost of the Lot 4 Title Report and the Lot 3 Title Report, and the cost of the Base (i.e., standard coverage) portion of the title policy referenced in Section 3(c) of this Agreement, if any (excluding the cost of any extended coverage or endorsements);

                 (ii) recording fees and other costs, if any, for the release of the Property from all Monetary Liens, including without limitation (A) Purchase Money Mortgage, Security Agreement, and Financing Statement dated September 30, 1998, recorded at the Bureau as Document No. 98-146686 and at the Land Court as Document No. 2488788, as amended and assigned, and (B) Financing Statement dated May 19, 1999, recorded at the Bureau as Document No. 99-079392, as assigned, and (C) Additional Security Mortgage, Security Agreement, and Financing Statement dated November 1, 2000, recorded at the Bureau as Document No. 2000-156571 and at the Land Court as Document No. 2662799, as amended, and (D) Mortgage, Security Agreement and Financing Statement dated November 14, 2002, recorded at the Bureau as Document No. 2002-203004 and at the Land Court as Document No. 2860723, and (E) UCC Financing Statement Recorded at the Bureau as Document No. 2002-203005 (collectively, "Seller's Mortgages");

                 (iii) recording fees and other costs, if any, for any releases, discharges or other curative documents or actions which Seller is to deliver and/or take in accordance Section 3(b) of this Agreement;

                 (iv) any rollback taxes and special assessments assessed against the Property as of the Closing Date or payable at Closing in connection with the transfer of the Property to Purchaser;

                 (v) any conveyance tax payable in connection with the sale by Seller of the Property to Purchaser; and

                 (vi) one-half (1/2) of Escrow Agent's fees.

           (b) PURCHASER'S CLOSING COSTS. At Closing (if not earlier paid). Purchaser shall pay the following:

                 (i) all costs of any extended coverage (ALTA or otherwise) or endorsements under the title policy, if any, as well as all costs of any additional policy or policies of title insurance requested by Purchaser or Purchaser's lender, if any, in connection with this transaction, and any endorsements or extended coverage thereto;

                 (ii) all costs and charges in connection with any survey or staking of the Property (other than the Boundary Survey referenced in Section 7(b)(ii) below) requested by Purchaser or Intrawest in connection with this transaction (including, without limitation the ALTA/ACSM Land Title Survey of Lot D-l dated March 20, 2003, performed by Erik S. Kaneshiro of Austin, Tsutsumi & Associates, Inc.);

                 (iii) all recording fees (except as otherwise specified in Section 6(a) above); and

                 (iv) one-half (1/2) of Escrow Agent's fees.

           (c) OTHER CLOSING COSTS. Escrow Agent shall apportion all other closing costs, if any, in a manner customary for real estate transactions of this nature in the State of Hawaii.

           (d) REAL PROPERTY TAXES. All real property taxes applicable to the Property (other than rollback taxes and special assessments, if any) shall be prorated between Seller and Purchaser as of the Closing Date. If the current year's taxes have not been determined as of the Closing Date, proration shall be based on the previous year's taxes, with such proration to be final in all respects.

           (e) OTHER PRORATIONS. Other customary prorations, if any, shall be prorated between Seller and Purchaser as of the Closing Date.

     7.    PURCHASER'S INVESTIGATION OF THE PROPERTY.

           (a) ACKNOWLEDGMENT OF DUE DILIGENCE PERIOD. Purchaser acknowledges and agrees that Intrawest had, pursuant to the Terminated Agreement, from January 16, 2003 to and including May 15, 2003 (the "Due Diligence Period") to investigate the Property and all matters relevant to Purchaser's purchase, acquisition, ownership, development and operation thereof, including without limitation the right to conduct such independent inspections, investigations, analyses and tests, including site inspections, soils tests, surveys, environmental site assessments and other customary engineering tests and physical examinations of the Property, use, development or other permit approval analyses and feasibility studies as Intrawest deemed, and Purchaser deems, necessary and appropriate concerning Purchaser's ownership and intended use or development of the Property or the suitability of the Property for use or development.

           (b) ACKNOWLEDGMENT OF PROPERTY CONDITION. Purchaser acknowledges and agrees, for Purchaser and Purchaser's successors and assigns, that Purchaser has been given, and has had all benefits of, a reasonable opportunity to inspect, investigate and evaluate, and that it has so investigated and evaluated, the title and condition of the Property, the suitability of the Property for Purchaser's intended purposes, the existence and effect of liens, encumbrances, encroachments, and all other matters affecting the Property and relevant to Purchaser's acquisition, ownership, development, and use of the Property. Without limiting the foregoing, Purchaser acknowledges that Purchaser is specifically aware of the following items relating to or potentially affecting the Property, and has reviewed, considered, approved, accepted and agreed to the effects thereof on Purchaser's acquisition, ownership and intended use, development and sale of the Property:

                 (i) SUBDIVISION MAP. Composite Map North Beach Subdivision II consolidation of Lot A, B, C, D and 8 and Resubdivision of said consolidation into Lots A-l through A-3, B-l, C-l, and D-l, Designation of Easements A-l through A-7, inclusive, B-l, B-2, C-l, C-2, D-l, and D-2 and Cancellation of Easements 1, 2 and 4 through 12, inclusive, as approved by Director of Public Works and Waste Management, County of Maui, on May 21, 1999 (the "North Beach Subdivision Map"). Purchaser acknowledges having received a copy of the North Beach Subdivision Map, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (ii) BOUNDARY SURVEY. Map of Lot D-1 of North Beach Subdivision II, dated June 9, 2000 prepared by Masumi Fukushima (the "Boundary Survey"). Purchaser acknowledges having received a copy of the Boundary Survey, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (iii) 1988 NORTH BEACH SMA. Special Management Area Use Permit and Shoreline Setback Variance (88-SMI-023, 88/SSV-002) issued by the County of Maui Planning Commission (Planning Director's Reports dated May 24, 1988 and July 19, 1988, and Supplemental Director's Report dated July 19, 1988, adopted by the County of Maui Planning Commission at its meeting on July 19, 1988 as its Findings of Fact, Conclusions of Law, Decision and Order), with respect to land generally described therein as the Kaanapali North Beach properties (the "Kaanapali North Beach Properties"), of which the Property and Lot 3 are part (the "1988 North Beach SMA"). Purchaser acknowledges having received a copy of the 1988 North Beach SMA, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (iv) 1998 KOR SMA SETTLEMENT AGREEMENT. Settlement Agreement dated September 29, 1998, between Kaanapali North Beach Venture, Amfac Property Investment Corp. dba Amfac Maui, Kaanapali Ownership Resorts, L.P., and Amfac/JMB Hawaii, LLC, as Developers, and Robert Buchanan, David Chenoweth, Elizabeth Chenoweth, Randy Draper, James Johnson and Joanne Johnson, as Intervenors (the "1998 KOR SMA Settlement Agreement"). Purchaser acknowledges having received a copy of the 1998 KOR SMA Settlement Agreement, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (v) 1998 KOR SMA. Special Management Area Use Permit (SM1970006) issued by the County of Maui Planning Commission (County of Maui Planning Commission Findings of Fact, Conclusions of Law, Decision and Order (Docket No. 88/SMI-023, 88/SSV-002, SM970006), effective December 14, 1998) (the
           "1998 KOR SMA"). Purchaser acknowledges having received a copy of the 1998 KOR SMA, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (vi) SHORELINE SETBACK AREA DECLARATION. Unilateral and Irrevocable Declaration of Perpetual Rights and Uses and Perpetual Restrictions (North Beach Shoreline Setback Area) dated December 29, 1998, recorded at the Bureau as Document No. 99-005138 and at the Land Court as Document No. 2513420; Amendment to Unilateral and Irrevocable Declaration of Perpetual Rights and Uses and Perpetual Restrictions (North Beach Shoreline Setback Area) dated December 6, 2000, recorded at the Bureau as Document No. 2000-170916 and at the Land Court as Document No. 2668965 (the "Shoreline Setback Area Declaration"). Purchaser acknowledges having received a copy of the Shoreline Setback Area Declaration, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (vii) NORTH BEACH UNIT COUNT AND DRAINAGE DECLARATION. Unilateral Declaration of Restrictions; Joinder Agreement (North Beach Unit Count and Drainage) dated February 15, 2001, recorded at the Bureau as Document No. 2001-022448 and at the Land Court as Document No. 2683897 (the "North Beach Unit Count and Drainage Declaration"). Purchaser acknowledges having received a copy of the North Beach Unit Count and Drainage, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (viii) SMA REQUIREMENTS AGREEMENT. Kaanapali North Beach/Kaanapali Ocean Resort SMA Requirements Agreement dated December 6, 2000, between Amfac Property Investment Corp., Kaanapali Ownership Resorts, L.P., Amfac Property Development Corp., Pioneer Mill Company, Limited, and SVO Pacific, Inc.; Assignment and Assumption of Kaanapali North Beach/Kaanapali

           Ocean Resort SMA Requirements Agreement dated December 21, 2000, between Amfac Property Investment Corp., Amfac Hawaii, LLC, a Hawaii limited liability company ("AHI") and KDC; Assignment and Assumption of Kaanapali North Beach/Kaanapali Ocean Resort SMA Requirements Agreement dated November 22, 2002, between AHI, KDC, NB Lat 2, LLC, NB Lot 3, LLC, and Seller (the "SMA Requirements Agreement"). Purchaser acknowledges having received a copy of the SMA Requirements Agreement, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (ix) LOT 2 UNIT COUNT DECLARATION. Declaration of Covenants, Conditions and Restrictions; Joinder dated December 6, 2000, recorded at the Bureau as Document No. 2000-170918 and at the Land Court as Document No. 2668974; Amendment to Declaration of Covenants, Conditions and Restrictions Joinder dated January 31, 2003, recorded at the Bureau as Document No. 2003-018974 and at the Land Court as Document No. 2887174 (the "Lot 2 Unit Count Declaration"). Purchaser acknowledges having received a copy of the Lot 2 Unit Count Declaration, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (x) KOR UNIT COUNT DECLARATION. Declaration of Restrictions (Unit Count) dated February 15, 2001, recorded at the Bureau as Document No. 2001-032604 and at the Land Court as Document No. 2688326 (the "KOR Unit Count Declaration"). Purchaser acknowledges having received a copy of the KOR Unit Count Declaration, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (xi) NORTH BEACH CCRs. Declaration of Covenants, Conditions, Easements and Restrictions for Kaanapali North Beach dated December 6, 2000, recorded at the Bureau as Document No. 2000-170917 and at the Land Court as Document No. 2668967; Designation of Successor Declarant and Assignment of Declarant's Rights and Interests Under Declaration of Covenants, Conditions, Easements and Restrictions for Kaanapali North Beach dated December 21, 2000, recorded at the Bureau as Document No. 2001-022804 and at the Land Court as Document No. 2684122 (the "North Beach CCRs"). Purchaser acknowledges having a copy of the North Beach CCRs, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (xii) SHORELINE ZONE PLAN. Kaanapali North Beach Shoreline Zone Plan, revised November 1997, Revision No. 2 December 1998, approved by County of Maui Planning Commission at its January 26, 1999 meeting (the "Shoreline Zone Plan"). Purchaser acknowledges having received a copy of the Shoreline Zone Plan, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (xiii) EMPLOYEE HOUSING CONCEPT PLAN. Kaanapali North Beach Employee Housing Concept Plan, revised January 1998 (the "Employee Housing Concept Plan"). Purchaser acknowledges having received a copy of the Employee Housing Concept Plan, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (xiv) DRAINAGE MASTER PLAN. Drainage Master Plan Kaanapali - North Beach (Mauka and Makai) dated April 2000, prepared by Sato & Associates, Inc. (the "Drainage Master Plan"). Purchaser acknowledges having received a copy of the Drainage Master Plan, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (xv) RECREATIONAL AND PARK PLAN. Kaanapali North Beach Recreational and Park Plan dated December 1990 (the "Recreational and Park Plan"). Purchaser acknowledges having received a copy of the Recreational and Park Plan, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (xvi) DESIGN GUIDELINES. Design Manual Kaanapali Beach Resort, North Beach (Revised December 1996), prepared by The Odermatt Group, and approved by letter dated December 31, 1996, from David W. Blane, Director of Planning, County of Maui (the "Design Guidelines"). Purchaser acknowledges having received a copy of the Design Guidelines, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (xvii) WATER QUALITY MONITORING RIGHT OF ENTRY. License and Right of Entry Agreement dated May 21, 2002, between KDC, AHI and SVO Pacific, Inc. (the "Water Quality Monitoring Right of Entry"). Purchaser acknowledges having received a copy of the Water Quality Monitoring Right of Entry, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (xviii) KAANAPALI WATER CORPORATION TARIFF. Kaanapali Water Corporation Rules and Regulations Governing Water Service to Consumers and Water Rate Schedules (KWC Tariff No. 1), effective June 9, 1980 (the "KWC Tariff). Purchaser acknowledges having received a copy of the KWC Tariff, as delivered by Seller to Intrawest pursuant to the Terminated Agreement.

                 (xix) AIRPORT OPERATIONS; RESIDUE. Portions of the Property, Lot 3 and adjacent properties were previously used as an airport and, thus, have been subject to extensive activities related to the operation of an airport. As such, the Property and/or Lot 3 may have been exposed to oils, fuels, and other residue from airport activities and operations, any of which may have a present and continuing effect on the Property, Lot 3 and/or adjacent properties.

                 (xx) AGRICULTURAL OPERATIONS; RESIDUE. Portions of the Property, Lot 3 and adjacent properties have been subject to extensive agricultural production and related agricultural activities, and, as such, the Property may have been exposed to organic waste, herbicides, and other residue from agricultural activities and operations, any of which may have a present and continuing effect on the Property, Lot 3 and/or adjacent Properties. Purchaser acknowledges having received a copy of a list, prepared by Hawaiian Agricultural Research Corporation, previously known as Hawaiian Sugar Planters' Association, of chemicals historically used by sugar plantations in the operation of cane fields. Seller makes no representations or warranties that all or any of such chemicals have been used on the Property, or that the Property has not been exposed to chemicals not identified or included on the list.

                 (xxi) ALTA SURVEY. ALTA/ACSM Land Title Survey of Lot D-l dated March 20, 2003, performed by Erik S. Kaneshiro of Austin, Tsutsumi & Associates, Inc. Purchaser acknowledges having received a copy of the ALTA Survey, as prepared on behalf of Intrawest pursuant to the Terminated Agreement. Purchaser further acknowledges that, with respect to the foregoing items, and all other items provided by Seller or made available by Seller to Intrawest in accordance with the Terminated Agreement, Seller does not make any warranties or representations concerning such matters or the completeness or accuracy thereof, except as expressly set forth in Section 15(a)(xii) of this Agreement.

     7.1 CONDITIONS TO CLOSING. Without limiting the terms of Section 16(b) below, Purchaser's obligation to purchase the Property pursuant to this Agreement is conditioned upon each of the following:

           (a) Seller's representations and warranties contained in or made pursuant to this Agreement being true and accurate as of the Closing Date, and Seller not being otherwise in material default under this Agreement. No event shall occur after the Effective Date which, if it had occurred on or before the Effective Date, would have rendered Seller's representations and warranties set forth in this Agreement materially untrue or incorrect as of the Effective Date.

           (b) The state of Seller's title at Closing being as required by this Agreement, and Seller having possession of the Property on the Closing Date subject only to such rights to the Property constituting or arising out of Permitted Exceptions.

           (c) Seller shall have executed, acknowledged where appropriate, and/or delivered to the Escrow Agent the Seller's Closing Documents, in accordance with this Agreement.

           (d) There shall occur no material adverse change in the physical condition of the Property from the Effective Date through the Closing Date.

           (e) NB 3 shall have executed, acknowledged where appropriate, and/or delivered to the Escrow Agent NB 3's Closing Documents, in accordance with this Agreement.

           If any of the conditions set forth in this Section 7.1 are not satisfied as of the Closing Date, and provided Purchaser is not then in default hereunder. Purchaser shall have the right to: (i) waive the condition(s) in question and proceed with Closing in accordance with this Agreement; or (ii) terminate this Agreement by written notice to Seller; provided, however, that such right shall be cumulative with, and not to the exclusion of, any other rights and remedies of Purchaser under this Agreement arising out of thaws failure to satisfy any such condition. Upon termination of this Agreement in accordance with this Section 7.1 due to the failure of the condition set forth in subsection 7.1(d) for reasons beyond the reasonable control of Seller, both Seller and Purchaser shall be released from all farther obligations under this Agreement, except for the continuing indemnity obligations under Section 28 of this Agreement and the confidentiality obligations under Section 29 of this Agreement. Upon termination of this Agreement in accordance with this Section 7.1 for any reason, all studies, reports and information obtained by Purchaser from or through Seller concerning the Property shall be immediately returned by Purchaser to Seller.

     8.    CONDITION OF PROPERTY "AS IS".

           (a) ACKNOWLEDGMENT OF PROPERTY CONDITION. Purchaser acknowledges that it has made, and/or has had the benefit of, such independent investigations as Purchaser and Intrawest deemed or deems necessary or appropriate concerning Purchaser's intended use, development and/or sale of the Property and the suitability of the Property for use, development and/or sale, including, but not limited to, investigations, and analyses of applicable Regulations (as defined in subsection 8(b) below) and Permits (as defined in subsection 8(b) below).

           (b) PURCHASER ACQUIRING PROPERTY "AS IS". Excepting only the representations and warranties of Seller as and to the extent expressly set forth in Section 15(a) of this Agreement ("Seller's Representations and Warranties"), Purchaser is relying solely upon its own inspection, investigation, and analyses of the Property in entering into this Agreement and consummating the Closing, and Purchaser is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines, or other information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever. Subject only to Seller's Representations and Warranties, PURCHASER IS ACQUIRING THE PROPERTY "AS IS," in its state and condition as of Closing. Subject only to Seller's Representations and Warranties, no patent or latent condition affecting the Property in any way shall affect Purchaser's obligations hereunder, nor shall any such condition give rise to any right of damage or rescission against Seller or any Amfac-Related Entities. Such conditions may include, without limitation, the effect of (including non-compliance with) any applicable laws, statutes, rules, regulations, ordinances, limitations, restrictions or requirements concerning the use, density, location, construction or suitability for use or development of the Property or any existing or proposed development or condition thereof (collectively the "Regulations"), including but not limited to zoning, land use, development plan, subdivision, building, construction. Hazardous Materials (as defined below), archaeological, historical, environmental, endangered or threatened species, or other such Regulations and any Regulations governing the maintenance, operation, nonuse or closing of groundwater wells, the diversion, discharge or runoff of water, or any other matters relating to water use, consumption and development on or affecting the Property or other properties; the necessity or availability of any special management area permits, development plan amendments, rezoning, zoning variances, conditional use permits, building permits, environmental impact statements, subdivision maps, condominium public reports, timeshare or subdivision registrations, and all other governmental permits, approvals, licenses, consents, authorizations, waivers or acts (collectively the "Permits"); the necessity and existence of all dedications, fees, charges, costs, or assessments which may be imposed by the County of Maui, the State of Hawaii, and any other governmental or quasi-governmental agencies or entities in connection with use or development of the Property; the economic value of the Property; the size, dimensions, location, and topography of the Property, including its location within any flood zone, tsunami inundation zone or designated wetlands; the availability or adequacy of access to the Property, or of water, sewage, gas, electrical, or other utilities serving the Property; the presence or adequacy of infrastructure or other improvements on, near, or concerning the Property; the extent or condition of any grading or other site work relating to the Property or as may be hereafter required for any future development or re-development of the Property; any surface, soil, subsoil, geologic, drainage, or groundwater conditions or other physical conditions and characteristics of or affecting the Property, such as hazardous ground conditions, aircraft overflight, traffic, climate, drainage, air, water or minerals; water rights, if any, appertaining to the Property, including the continuation or validity of any past or present diversion, use and/or consumption of water on, from or affecting the Property; the identity of the Property as a habitat for endangered or threatened species of fauna or flora; the existence on or under the Property of any "Hazardous Materials," which, as used in this Agreement, shall include any and all substances regulated by, or defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any and all federal, state or local environmental, water pollution, hazardous substance, toxic material or waste law, ordinance, rule, regulation, judgment, order, decree or injunction applicable to the Property, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.. the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., the Clean Water Act, as amended, 33 U.S.C. Section 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.. the Safe Drinking Water Act, as amended, 42 U.S.C. Sections 300f through 300j, and the Hawaii Environmental Response Law, Hawaii Revised Statutes, Chapter 128D (collectively "Hazardous Materials Laws"); the existence or condition of any surface or underground storage tanks on or under the Property; all items and matters disclosed by the Boundary Survey or any other survey of the Property; and all other matters concerning the condition, use, development, or sale of the Property. Excepting only Seller's Representations and Warranties, Seller makes no representation or warranty concerning the Property or any of the matters described above.

     9. NORTH BEACH CCRS. Purchaser acknowledges that the Property and Lot 3 (together also with "Lot I", "Lot 2", and "Kahekili Park" of the Kaanapali North Beach Properties, approximately as shown on the map attached as EXHIBIT "12" to this Agreement) are subject to the North Beach CCRs, and subject to the jurisdiction of the Kaanapali North Beach Master Association, Inc. (the "North Beach Association") formed pursuant to the North Beach CCRs, and related articles of incorporation and bylaws. Purchaser, for itself and on behalf of its successors and assigns, agrees, as of Closing, to comply with, satisfy, and be bound by all of the terms, conditions and obligations (including, without limitation, assessment payment obligations) in or under the North Beach CCRs as and to the extent applicable to ownership, development, and/or use of the Property. Purchaser further acknowledges that KDC (being an affiliate of Seller) is the current holder of the interests of the "Declarant" in and under the North Beach CCRs. Seller shall cause KDC (as the Declarant under the North Beach CCRs) to execute and record, at Closing, a Supplemental Declaration (the "North Beach CCRs Supplemental Declaration"), in accordance with Exhibit "C" to the North Beach CCRs and in the form attached as EXHIBIT "13" to this Agreement, by which the "Land Points" for Lot 3 and the Property under the North Beach CCRs shall be reallocated among Lot 3 and the Property in recognition of the density implications of the intended or actual development of Lot 3 and the Property.

     10.   USE AND DEVELOPMENT OF PROPERTY.

           (a) PERMITS AND REGULATIONS. Purchaser shall be responsible for obtaining, at its cost and expense, all Permits (as defined in Section 8(b) above) which may from time to time be required for Purchaser's use, development or sale of the Property, or portions thereof, including the payment or other satisfaction of all fees, costs, charges, exactions, and other impositions in connection with such Permits, and for compliance, at its cost and expense, with all Regulations (as defined in Section 8(b) above) which may from time to time relate or apply to Purchaser's use, development or sale of the Property. Seller makes no representations, assurances, or warranties in any way relating to the necessity or availability of any Permits which may be required or desired in connection with any use, development or sale of the Property, including any subdivision of the Property or any other proposed use or development of the Property by Purchaser. Seller shall not be required to provide any assistance or support for, or joinder in, any application or action by Purchaser relating to Permits required or desired for Purchaser's use, development or sale of the Property, or otherwise in any way relating to Purchaser's use of the Property. Provided that Purchaser (or its successor(s) in title to all or any part of the Property) is not in default under this Agreement, the Purchase Money Note or the Purchase Money Mortgage, and is in compliance with the Lot 2 Unit Count Declaration and the Lot 4 Unit Count Declaration, Seller agrees that it will not actively oppose, object to, intervene in, or otherwise interfere with any application for any and all Permits as Purchaser requires for development of the Property consistent with and in compliance with this Agreement, the North Beach CCRS, and the SMA Requirements, and otherwise consistent with permitted or accessory uses in residential, resort or hotel land use or zoning districts.

           (b) SMA REQUIREMENTS. Purchaser acknowledges that the Kaanapali North Beach Properties, including the Property and Lot 3, or applicable portions thereof, are subject to the terms, conditions and requirements contained in the following (collectively, the "SMA Requirements"): The 1988 North Beach SMA; the 1998 KOR SMA Settlement Agreement; the 1998 KOR SMA; the Shoreline Setback Area Declaration; the North Beach Unit Count and Drainage Declaration; and the Lot 2 Unit Count Declaration. Purchaser, for itself and on behalf of its successors and assigns, agrees, as of Closing and at its sole responsibility and expense, to comply with and satisfy all SMA Requirements relating or applicable to ownership, development, and/or use of the Property. Without limiting the foregoing, at Closing all rights, interests and obligations of Seller under the SMA Requirements Agreement, to the extent such rights, interests and obligations pertain to the Property, shall be assigned to Purchaser, and Purchaser shall accept and assume all such rights, interests, and obligations of Seller in and under the SMA Requirements Agreement, to the extent they relate or are applicable to the Property, pursuant to an agreement in the form attached as EXHIBIT "14" to this Agreement (the "Assignment of SMA Requirements Agreement") to be executed by Seller and Purchaser and delivered at Closing. Further without limiting the foregoing or subsection 10(a) above, Purchaser shall be responsible for complying with and satisfying, at its expense, any and all affordable housing and/or employee housing requirements relating to the Property, pursuant to the SMA Requirements or as may otherwise be imposed in connection with development and/or use of the Property.

           (c) LOT 4 UNIT COUNT DECLARATION. Purchaser shall not, without the prior written consent of Seller (which consent may be withheld or conditioned at the sole and absolute discretion of Seller), develop, or construct, or otherwise apply for or obtain any Permit for the development or construction of, more than 700 Units (as defined below) on the Property. As used in this Agreement, the term "Unit" shall mean a single hotel room or suite hotel room, apartment unit, condominium unit, or dwelling of any kind; provided, however, that each single hotel room, apartment unit, condominium unit, or dwelling incorporating the "lock-off design (which permits the unit owner to use a portion thereof as a separate unit, and which is sometimes referred to as a "lock-off unit" or convertible apartment unit) shall be counted as two Units for purposes of determining whether the 700-Unit limit has been exceeded. At Closing, Seller and Purchaser shall execute, deliver, and record a declaration of restrictions (the "Lot 4 Unit Count Declaration") in the form attached as EXHIBIT "15" to this Agreement, reciting the provisions of this subsection 10(c) and subsection 10(e) below as covenants running with and encumbering the Property for the benefit of Lot 3.

           (d) INDEMNITY. Purchaser agrees to and shall indemnify, defend and hold harmless Seller and Amfac-Related Entities from and against any and all claims, demands, losses, liabilities, obligations, penalties, fines, actions, causes of action, judgments, suits, proceedings, costs, disbursements, and expenses (including, without limitation, reasonable attorneys' and experts' reasonable fees and costs) of any kind or nature whatsoever which may at any time be imposed upon, incurred or suffered by, or asserted or awarded against. Seller or any Amfac-Related Entities related to or arising out of any failure by Purchaser after the Closing to satisfy and comply with the SMA Requirements, the SMA Requirements Agreement, the North Beach CCRs, and the Water Quality Monitoring Right of Entry, as and to the extent they relate or are applicable to the Property, or the Lot 4 Unit Count Declaration and the Assignment of SMA Requirements Agreement.

           (e) NO OPPOSITION TO LOT 2 OR LOT 3 DEVELOPMENT. Purchaser agrees and covenants that it shall not oppose, object to, intervene in, or otherwise interfere with any application for any and all permits, consents or approvals from such governmental or quasi-governmental authorities as Seller or the applicable Amfac-Related Entities, their respective successors and assigns, may deem necessary or desirable for the development of Lot 2 or Lot 3 for purposes consistent with permitted or accessory uses in residential, multiple family, hotel, resort, resort commercial, neighborhood business, or similar land use or zoning districts; provided, however, that the foregoing covenant by Purchaser shall not preclude Purchaser from opposing, objecting to, intervening in, or otherwise interfering with any application for any such permit as and to the extent such permit would materially and adversely affect or impact (i) the drainage for the Property, or (ii) the obligations of Purchaser under the SMA Requirements Agreement or any Special Management Area permit issued by the County of Maui with respect to the Property.

           (f) FILL. Seller shall cause Pioneer Mill Company, Limited ("PMCo") (being an affiliate of Seller), as the owner of certain lands "mauka", or to east and southeast, of the Property (the "Mauka Lands"), to make available to Purchaser, after Closing and within a reasonable time after written notice to Seller of actual need therefor by Purchaser, up to 55,000 cubic yards of fill material, from such site(s) within the Mauka Lands as shall be designated by PMCo for transport to and use on the Property in connection with Purchaser's development of the Property in accordance with this Agreement, and to make reasonable efforts to make available to Purchaser up to an additional 55,000 cubic yards of fill material, from such site(s) within the Mauka Lands as may be designated by PMCo, for transport to and use on the Property or, if Purchaser acquires Lot 3 pursuant to the Lot 3 Option Agreement, Lot 3, on and subject to the terms and conditions of an agreement (the "Fill Agreement") in the form attached as EXHIBIT "16" to this Agreement. Purchaser shall execute and deliver the Fill Agreement at Closing, and Seller shall cause PMCo to execute and deliver the Fill Agreement at Closing.

     11. WATER QUALITY MONITORING RIGHT OF ENTRY. Pursuant to the Water Quality Monitoring Right of Entry, SVO Pacific, Inc. ("SVOP"), as the owner of Lot 1, has a nonexclusive license and right of entry upon the Property, and Seller has a nonexclusive license and right of entry upon Lot 1, for the purpose of conducting certain water quality monitoring activities in accordance with the 1998 KOR Settlement Agreement and the 1998 KOR SMA. At Closing, Seller, KDC, and AHI shall assign to Purchaser, and Purchaser shall assume and accept from Seller, KDC, and AHI, all of their respective rights and obligations under the Water Quality Monitoring Right of Entry as such rights and obligations relate to the Property, by executing and delivering at Closing a document in the form attached as EXHIBIT "17" to this Agreement (the "Assignment of Water Quality Monitoring Right of Entry"). Purchaser further agrees that it shall, after Closing and at the request of Seller, grant to the owners of Lot 2 and Lot 3, a nonexclusive license and right of entry upon the Property for the purpose of conducting water quality monitoring activities relating to development of Lot 2 and/or Lot 3, in accordance with the 1998 KOR Settlement Agreement and the 1998 KOR SMA, on substantially the same terms as provided in the Water Quality Monitoring Right of Entry.

     12. CONSTRUCTION OF ACCESS IMPROVEMENTS. Seller and Purchaser shall execute and deliver at Closing an agreement (the "Lot 3/Lot 4 Access Roadway Construction Agreement"), in the form attached as EXHIBIT "18" to this Agreement

     13. LOT 3 RESTRICTIVE COVENANT. NB 3 shall execute, deliver and record at Closing a declaration of restrictions (the "Lot 3 Restrictive Covenant"), in the form attached as EXHIBIT "19" to this Agreement.

     14. ACKNOWLEDGMENT OF ADJACENT ACTIVITIES; WAIVER. Purchaser acknowledges that the Property and Lot 3, and any improvements constructed thereon have been, and/or may continue to be, affected periodically by noise, dust, smoke, soot, ash, odor, noxious vapors, transmission of surface water runoff, or other adverse environmental conditions and nuisances, including but not limited to those attributable to winddrift and other weather factors (hereafter called the "Surrounding Use Effects"), attributable to historical or currently existing agricultural use of, and operations on, the Property, Lot 3 and/or lands in the vicinity of the Property and Lot 3, which include, but are not limited to: (a) cane milling, burning, harvesting, tending, as well as fertilization and pest and weed control; (b) diversified agriculture operations; (c) cattle and other livestock grazing; (d) quarrying; (e) grading, improvement and maintenance of adjacent and surrounding properties, including roadways; (f) electrical transmission lines and facilities within or in the vicinity of the Property; and (g) irrigation of any and all surrounding lands with reclaimed water, treated effluent, or other non potable water sources (hereafter called, collectively, the "Surrounding Operations"). Purchaser, for itself and its successors and assigns, hereby expressly acknowledges the risks associated with such Surrounding Operations and the annoyances, inconveniences, and Surrounding Use Effects and nuisances created thereby, and expressly waives all rights to any claim against Seller and Amfac-Related Entities arising out of or in connection with such activities, annoyances, inconveniences and nuisances, including but not limited to (i) any right to seek damages attributable thereto, or (ii) the abatement or elimination thereof; and Purchaser hereby further covenants and agrees for itself and any person or entity claiming by or through it and their respective successors and assigns, that neither Seller nor any of the Amfac-Related Entities shall be responsible or liable to Purchaser, or any person or entity claiming by or through it and their respective successors and assigns, for the consequences of the Surrounding Use Effects. Without limiting the foregoing. Purchaser further understands and acknowledges that the Hawaii Right to Farm Act (HRS Chapter 165) and Hawaii law limit the circumstances under which farming operations may be deemed to be a nuisance.

     15.   WARRANTIES AND REPRESENTATIONS.

           (a) SELLER'S WARRANTIES. Seller makes the following representations and warranties which shall be true and correct as of the Effective Date and as of the Closing Date:

                 (i) ORGANIZATION. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller's Managing Member is KLC Holding Corp., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (the "Managing Member"). Seller and the Managing Member are qualified to do business in the State of Hawaii. At or prior to Closing, Seller shall deliver to Escrow Agent (A) certificates of good standing from the State of Delaware, showing Seller and the Managing Member to be in legal existence and good standing under the laws of the State of Delaware, and (B) certificates of good standing from the State of Hawaii Department of Commerce and Consumer Affairs showing Seller and the Managing Member to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii (collectively, the "Seller's Certificates").

                 (ii) AUTHORIZATION. Seller has full power and authority to execute and deliver this Agreement, the Seller's Closing Documents and all other documents to be executed and delivered by Seller under this Agreement and the authority to perform its obligations under this Agreement, the Seller's Closing Documents and such other documents. At or prior to Closing, Seller shall deliver to Escrow Agent resolutions of the Managing Member's board of directors authorizing the execution of this Agreement by the Seller and the sale of the Property and the performance of Seller's other obligations pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such sale to execute, acknowledge and deliver this Agreement and the Seller's Closing Documents on behalf of the Managing Member, as the managing member of Seller (the "Seller's Resolutions").

                 (iii) CONFLICTING OBLIGATIONS. To Seller's Knowledge, neither the execution or delivery of this Agreement and the Seller's Closing Documents, nor the consummation of the transactions contemplated herein or therein, will conflict with, or result in a breach of, (a) any contract, license or undertaking to which Seller is a party, (b) any judgment, order, decree, or injunction to which Seller is subject, (c) any laws or regulations applicable to Seller or the Property, or (d) any easements, covenants, restrictions, reservations, liens and other matters affecting title to the Property as of Closing.

                 (iv) PROCEEDINGS. Except as may arise after the Effective Date, no legal or administrative suit, action or proceeding is pending or, to Seller's Knowledge, threatened against Seller or the Property which (a) would adversely affect the Seller's ability to consummate the transactions as contemplated in this Agreement, (b) alleges that the Property does not conform to the requirements of any currently applicable Permits, laws, regulations, or judicial or administrative judgment, orders, decree, or injunction, (c) alleges that the Property violates or does not conform with any easements, covenants, restrictions, reservations, liens and other matters affecting title to the Property, or (d) could result in a lien, attachment or lis pendens affecting all or any portion of the Property.

                 (v) CONTRACTS; MECHANIC'S LIENS. Except as described or referenced in this Agreement, to Seller's Knowledge, there are no unrecorded contracts affecting the Property which will continue to affect the Property after Closing. Seller shall cause to be discharged all mechanics' or materialmen's liens, if any, arising from any labor or material furnished to the Property prior to Closing (except those which may relate to Intrawest's activities on or relating to the Property pursuant to the Terminated Agreement).

                 (vi) CONDEMNATION, ZONING, ASSESSMENTS. Except as may arise after the Effective Date, to Seller's Knowledge, there are no pending or threatened condemnation, zoning, or other formal land use regulation proceedings which could materially affect the Property, nor has Seller received written notice from an authorized taxing authority of any special assessment proceedings affecting the Property.

                 (vii) LEASES. Except as may exist or arise under the SMA Requirements, the North Beach CCRs, or the Water Quality Monitoring Right of Entry, to Seller's Knowledge, there are no leases, tenancy agreements, licenses or occupancy agreements affecting or relating to the Property or any unrecorded agreements granting any third party the right to use or occupy the Property, or any part thereof, which will remain in effect after Closing.

                 (viii) FURTHER ENCUMBRANCES. Except as expressly permitted under this Agreement, from and after the Effective Date Seller shall not cause or permit the Property or any part thereof to be encumbered in any manner which would remain in effect after Closing, without the prior written consent of Purchaser.

                 (ix) HAZARDOUS MATERIALS. Except as may result or arise after the Effective Date, to Seller's Knowledge, (a) there are no Hazardous Materials present on or under the Property in any quantity or manner that violates any Hazardous Materials Laws in effect as of the Effective Date, and (b) from and after December 1, 1988, Seller has not received any written notice that the Property is in violation of any Hazardous Materials Laws.

                 (x) LAND USE REQUIREMENTS. To Seller's Knowledge, neither Seller nor any of the Amfac-Related Entities is in material default under any of the SMA Requirements, the SMA Requirements Agreement, the North Beach CCRs, or the Water Quality Monitoring Right of Entry, as and to the extent affecting the Property, nor, to Seller's Knowledge, has an event occurred which, with notice or the expiration of a grace or cure period, would result in a material default by Seller or any of the Amfac-Related Entities under any of the SMA Requirements, the SMA Requirements Agreement, the North Beach CCRs or the Water Quality Monitoring Right of Entry as and to the extent affecting the Property.

                 (xi) WASTEWATER CAPACITY. KDC holds rights to reserved wastewater capacity at the Lahaina Wastewater Treatment Plant sufficient to assign to Purchaser, pursuant to this Agreement, rights to such wastewater capacity as may be required by the County of Maui for Purchaser's development on the Property of 700 Units.

                 (xii) COMPLETENESS OF DOCUMENTS. To Seller's Knowledge, all documents delivered by Seller to Intrawest as referenced in this Agreement are true and complete originals or copies of the originals of such documents.

                 (xiii) TRADE NAME LICENSE AGREEMENT. The party that shall execute the Trade Name License Agreement as the Service Mark Holder shall be the holder of the federally registered service mark with respect to the term and word "Kaanapali" and shall have full authority to execute and deliver the Trade Name License Agreement and to license the use of such service mark.

As used in this Section 15, the term "Seller's Knowledge" means the actual knowledge of Tamara G. Edwards, senior vice president of Seller, and John
L. Higham, vice-president of Seller (such individuals being most responsible for accurate information relating to the matters set forth above), after reasonably diligent and good faith investigations of the files and records of Seller and the other Amfac Companies (as defined in Section 17 below), and reasonably diligent inquiries of the current employees and consultants of Seller and the ether Amfac Companies responsible for the management, operation and development of the Property and records relating to the Property, the Additional Property, Lot 3, KDC's reserved wastewater capacity at the Lahaina Wastewater Treatment Plant and the items listed in Section 7(b) of this Agreement.

     The representations and warranties of Seller set forth in this
Section 15(a) shall survive Closing for a period of three years, and, upon the expiration of such three-year period, said representations and warranties shall be of no further force and effect, Purchaser shall have no further rights or remedies thereunder, and Seller shall have no further liability with respect thereto.

           (b) NB 3's WARRANTIES. NB 3 makes the following representations and warranties which shall be true and correct as of the Effective Date and as of the Closing Date:

                 (i) ORGANIZATION. NB 3 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and NB 3's managing member is KLC Holding Corp., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (the "NB 3 Managing Member"). NB3 and the NB3 Managing Member are qualified to do business in the State of Hawaii. At or prior to Closing, NB 3 shall deliver to Escrow Agent (A) certificates of good standing from the State of Delaware, showing NB 3 and the NB 3 Managing Member to be in legal existence and good standing under the laws of the State of Delaware, and (B) certificates of good standing from the State of Hawaii Department of Commerce and Consumer Affairs showing NB 3 and the NB 3 Managing Member to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii (collectively, "NB3's Certifi-cates").

                 (ii) AUTHORIZATION. NB 3 has full power and authority to execute and deliver this Agreement, NB 3's Closing Documents and all other documents, if any, to be executed and delivered by NB 3 under this Agreement and the authority to perform its obligations under this Agreement, NB 3's Closing Documents and such other documents. At or prior to Closing, NB 3 shall deliver to Escrow Agent resolutions of the NB 3 Managing Member's board of directors authorizing the execution of this Agreement and NB3's Closing Documents by NB3 and authorizing the person(s) executing such instruments to execute, acknowledge and deliver this Agreement and NB3's Closing Documents on behalf of the NB 3 Managing Member, as the managing member of NB 3 ("NB 3's Resolutions").

                 (iii) CONFLICTING OBLIGATIONS. To the knowledge of NB3, neither the execution or delivery of this Agreement and NB 3's Closing Documents, nor the consummation of the transactions contemplated herein or therein, will conflict with, or result in a breach of, (a) any contract, license or undertaking to which NB 3 is a party, (b) any judgment, order, decree, or injunction to which NB 3 is subject, (c) any laws or regulations applicable to NB 3 or Lot 3, or (d) any easements, covenants, restrictions, reservations, liens and other matters affecting title to NB 3 as of Closing.

           (c) PURCHASER'S WARRANTIES. Purchaser makes the following representations and warranties which shall be true and correct as of the Effective Date and as of the Closing Date:

                 (i) ORGANIZATION. Purchaser is a limited partnership duly organized, validly existing and h good standing under the laws of the State of Delaware, and Purchaser's general partner is Northwest Maui Corporation, a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (the "General Partner"). Purchaser and the General Partner are qualified to do business in the State of Hawaii. At or prior to Closing, Purchaser shall deliver to Escrow Agent (A) a certificate of good standing from the State of Delaware showing Purchaser to be in legal existence and in good standing under the laws of the State of Delaware, and (B) a certificate of good standing from the State of Delaware showing the General Partner to be in legal existence and in good standing under the laws of the State of Delaware, and
           (C) certificates of good standing from the State of Hawaii Department of Commerce and Consumer Affairs showing Purchaser and the General Partner to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii (collectively "Purchaser's Certificates").

                 (ii) AUTHORIZATION. Purchaser has full power and authority to execute and deliver this Agreement, and Purchaser shall have full power and authority to execute and deliver the Purchaser's Closing Documents and all other documents to be executed and delivered by Purchaser under this Agreement and the authority to perform Purchaser's obligations under this Agreement. At or prior to Closing, Purchaser shall deliver to Escrow Agent a resolution of the General Partner's board of directors authorizing the purchase of the Property and the performance of Purchaser's other obligations pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such purchase to execute, acknowledge and deliver the Purchaser's Closing Documents on behalf of the General Partner, as general partner of Purchaser (the "Purchaser's Resolutions").

                 (iii) BINDING OBLIGATIONS; CONFLICTING AGREEMENTS. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations and enforceable against Purchaser in accordance with their terms. Each of the persons signing this Agreement and all such other documents on behalf of Purchaser is and shall be authorized to do so. To Purchaser's knowledge, neither the execution or delivery of this Agreement, the Purchaser's Closing Documents or such other documents, nor the consummation of the transactions contemplated herein, will conflict with, or result in a breach of, (a) any contract, license, or undertaking to which Purchaser is a party, (b) any judgment, order, decree, or injunction to which Purchaser is subject, and
           (c) any laws or regulations applicable to Purchaser.

                 (iv) PROCEEDINGS; VIOLATIONS. No legal or administra-tive suit, action or proceeding is pending or, to Purchaser's knowledge, threatened against Purchaser which would adversely affect its ability to consummate the transactions as contemplated in this Agreement.


     16.   DEFAULT AND REMEDIES.

           (a) PURCHASER'S DEFAULT/SELLER'S REMEDIES. In the event of Purchaser's default in the performance of any obligation or covenant under this Agreement which causes the Closing not to take place in accordance with this Agreement (including, without limitation, the timely deposit of the Purchase Price and Purchaser's Closing Documents in strict accordance with this Agreement), Seller shall be released from any obligation to sell or otherwise convey the Property to Purchaser, and NB3 shall be released from any obligation to deliver the Lot 3 Option Agreement or to sell Lot 3 to Purchaser, and Seller may further avail itself of any and all remedies available to it at law or in equity. In the event of Purchaser's default in the performance of Purchaser's obligations under this Agreement which does not prevent the Closing from occurring, or of any other obligation or covenant of Purchaser under this Agreement after the Closing Date, Seller may avail itself of any and all remedies available to it at law or in equity. Seller shall have no right to seek punitive damages from Purchaser by reason of a default hereunder, and Seller hereby expressly waives any such right.

           (b) SELLER'S DEFAULT/PURCHASER'S REMEDIES. In the event of Seller's default in the performance of any obligation or covenant under this Agreement which causes the Closing not to take place in accordance with this Agreement, Purchaser, at its election, may: (i) avail itself of the equitable remedy of specific performance (to the extent reasonably capable of performance); or (ii) in addition to, but not to the exclusion of. Purchaser's rights and remedies under subsection 16(b)(iv) hereinbelow, terminate this Agreement (except for indemnity obligations under the Right-of-Entry Agreement and
     Section 28 of this Agreement and confidentiality obligations under
     Section 29 of this Agreement) by written notice to Seller; or (iii) waive the default and proceed with the purchase of the Property in accordance with this Agreement; or (iv) avail itself of any other remedy available to it at law or in equity (provided, however, that the liability of Seller and any of the Amfac-Related Entities for damages shall not exceed Purchaser's Actual Damages (as hereinafter defined), it being understood and agreed that Purchaser shall not be entitled to recover (A) consequential damages of any kind, including but not limited to bst profits and/or lost business opportunities,
     (B) special damages, or (C) punitive damages and/or exemplary damages, or (D) any other damages in excess of Purchaser's Actual Damages, however defined, alleged, plead or denominated). In the event of Seller's default in the performance of any obligation or covenant of Seller under this Agreement which does not prevent the Closing from occurring, or of any other obligation or covenant of Seller under this Agreement after the Closing Date, Purchaser may avail itself of any and all remedies available to it at law or in equity (provided, however, that the liability of Seller and any of the Amfac-Related Entities for damages and/or penalties shall not exceed, in the aggregate, the amount of the Purchase Price). Notwithstanding anything to the contrary contained in this Agreement or elsewhere, no parent, owner, affiliate, stockholder, member, director, officer, or board member of Seller or any of the Amfac-Related Entities shall have any personal liability pursuant to or in connection with this Agreement or the sale of the Property.
     For the purposes of this Section 16(b), "Purchaser's Actual Damages" shall mean and be limited to reimbursement to Purchaser for all out of pocket costs and expenses actually paid or incurred by Purchaser for negotiation of this Agreement and for investigation of the Property and preparation for the Closing pursuant to this Agreement (in an aggregate amount not exceeding $200,000.00), plus other actual damages, if any, available to Purchaser not exceeding, in the aggregate, an additional $500,000.00.

           (c) FEES AND COSTS. In any action at law or equity between Seller and Purchaser occasioned by a default hereunder, the prevailing party shall be entitled to collect its reasonable attorney's fees and court costs actually incurred in the action from the non-prevailing party.

     17. AMFAC-RELATED ENTITIES. As used in this Agreement, "Amfac-Related Entities" shall mean Seller, NB3, AHI, KDC, Kaanapali Land, LLC, a Delaware limited liability company, Oahu MS Development Corp., a Hawaii corporation, Amfac Property Investment Corp., a Hawaii corporation, KLC Holding Corp., a Delaware corporation. Pioneer Mill Company, Limited, a Hawaii corporation, and NB Lot 2, LLC, a Delaware limited liability company (collectively, the "Amfac Companies"), and any officer, director, member, representative, employee, and/or agent thereof.

     18. OPTION TO PURCHASE LOT 3. Subject to and effective only upon Closing, and in consideration of the sum of ONE HUNDRED AND N0/100 U.S. DOLLARS (U.S. $100.00) to be paid by Purchaser to NB 3 at Closing, NB 3 and Purchaser shall execute and deliver an option agreement (the "Lot 3 Option Agreement"), in the form attached as EXHIBIT "20" to this Agreement, by which Purchaser shall have an option to purchase from NB 3, on and subject to the terms and conditions set forth in the Lot 3 Option Agreement, that certain parcel of land, with an area of 26.692 acres, situate at Kaanapali, District of Lahaina, Island and County of Maui, State of Hawaii, being the property identified on the tax maps for the County of Maui as Tax Map Key No. (2) 4-4-14:5, and being more particularly described in EXHIBIT "21" attached to this Agreement ("Lot 3"). NB 3 and Purchaser shall execute and record, at Closing, a short form memorandum of the Lot 3 Option Agreement (the "Memorandum of Lot 3 Option Agreement"), in the form attached as EXHIBIT "23" to this Agreement.

     19. TRANSFER OR ASSIGNMENT OF THIS AGREEMENT. Purchaser shall not voluntarily or by operation of law assign, sell, or transfer any right, interest or obligation under this Agreement without Seller's express prior written consent, which consent may be given or withheld in the sole and absolute discretion of Seller. Except as otherwise expressly provided in writing signed by Seller, no assignment by Purchaser shall be construed or interpreted as a release of Purchaser from any of its obligations under this Agreement, including the observance and performance of all terms, conditions and obligations contained in this Agreement, or from any liability for the failure to so observe or perform. Any attempted assignment of any or all of Purchaser's rights, interests or obligations under this Agreement without Seller's prior written consent shall be null and void. Seller may assign its rights and obligations hereunder, to an affiliated entity in connection with a transfer of the Property thereto, and/or NB 3 may assign its rights and obligations hereunder, to an affiliated entity in connection with a transfer of Lot 3 thereto, without the approval or consent of Purchaser.

     20. BINDING EFFECT. All of the obligations of Purchaser as contained in this Agreement shall be binding upon and enforceable against each person or entity identified as Purchaser herein, and their respective heirs, successors and assigns. All of the obligations of Seller as contained in this Agreement shall be binding upon and enforceable against each person or entity identified as Seller herein, and their respective successors and assigns, and against any person or entity to whom all or any portion of the Property may be transferred before the Closing. All of the obligations of NB 3 as contained in this Agreement shall be binding upon and enforceable against each person or entity identified as NB 3 herein, and their respective successors and assigns, and against any person or entity to whom all or any portion of Lot 3 may be transferred.

     21. TIME OF ESSENCE. Time is of the essence of each and every provision of this Agreement.

     22. NOTICES. Any notice, consent, waiver, demand, request, or other instrument or communication to be given to or served upon any party hereto in connection with this Agreement must be in writing, and may be given by personal delivery or by certified or registered mail or by facsimile transmission followed by confirming "hard copy," and shall be deemed to have been given and received upon receipt, in the case of notice by personal delivery or facsimile transmission, or seven calendar days after a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail. Such notices shall be given to the parties hereto at the following addresses:

     If to Seller:          NB Lot 4, LLC
                            c/o KLC Holding Corp.
                            700 Bishop Street, Suite 501
                            Honolulu, Hawaii 96813
                            Attention: Tamara G. Edwards
                            Fax No.: (808) 543-8528

     With a copy to:        Scott D. Radovich
                            Case Bigelow & Lombardi
                            737 Bishop Street, Suite 2600
                            Honolulu, Hawaii 96813
                            Fax No.: (808) 523-1888

     If to Purchaser:       Intrawest Corporation
                            200 Burrard Street, Suite 800
                            Vancouver, B.C. V6C 3L6
                            Attention: Gary Raymond and Ross Meacher
                            Fax No.: (604) 669-0605

     With a copy to:        Jacobs Chase Frick Kleinkopf & Kelley, LLC
                            1050 17th Street, Suite 1500
                            Denver, CO 80265
                            Attention: Steven Cohen, Esquire
                            Fax No.: 303-685-4869

     If to NB 3:            NB Lot 3, LLC
                            c/o KLC Holding Corp.
                            700 Bishop Street, Suite 501
                            Honolulu, Hawaii 96813
                            Attention: Tamara G. Edwards
                            Fax No.: (808) 543-8528

     With a Copy to:        Scott D. Radovich
                            Case Bigelow & Lombardi
                            737 Bishop Street, Suite 2600
                            Honolulu, Hawaii 96813
                            Fax No.: (808) 523-1888

Any party hereto may, at any time by giving five days' written notice to the other party hereto, designate any other address in substitution of or in addition to the foregoing address to which such notice shall be given.

     23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Seller, Purchaser and NB 3 relating to the transactions covered by this Agreement, and all prior and contemporaneous agreements, representations, negotiations, and understandings of Seller, Purchaser and NB3, oral or written, are hereby superseded and merged herein. No agent, representative, salesman, or officer of either Seller, Purchaser or NB3 has any authority to make, or has made, any statements, agreements, or representations, either oral or in writing, express or implied, modifying, adding to, or changing the terms and conditions of this Agreement, and neither Seller, nor Purchaser nor NB 3 has relied upon any representations not set forth in this Agreement. No dealings between or among any of Seller, Purchaser and NB 3 or custom shall be permitted to contradict, add to, or modify the terms of this Agreement. No waiver or amendment of the provisions of this Agreement shall be effective unless in writing and signed by all of Seller, Purchaser and NB3. This Section 23 shall not be construed or interpreted as affecting the validity of any instrument executed by Seller and Purchaser in the form of any of the exhibits attached to this Agreement, or as otherwise required to consummate the transaction as contemplated by this Agreement.

     24. SURVIVAL. Except for Sections 1, 2, 3, 4, 5, 6 and 7.1, which shall be merged into the Deed, all provisions of this Agreement shall survive Closing.

     25. NO WAIVER. No waiver by Seller, Purchaser or NB 3 of a breach of any of the terms, covenants, or conditions of this Agreement by the other shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant, or condition contained herein. No waiver of any default by Seller, Purchaser or NB 3 hereunder shall be implied through any omission by the other to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by either Seller, Purchaser or NB 3 to or of any act by the other requiring consent or approval shall not be deemed to waive or render unnecessary the consenting party's consent or approval to or of any subsequent similar acts by the other party.

     26. COUNTERPARTS. This Agreement may be executed in one or more counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signature of all the parties. Each executed counterpart shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     27. FACSIMILE SIGNATURES. Seller, Purchaser and NB3 agree that facsimile signatures on this Agreement and any addenda or other documents related to this Agreement shall be binding and effective for all purposes and treated in the same manner as physical signatures. Notwithstanding the foregoing, Seller, Purchaser and NB 3 agree that they will promptly forward physically signed copies of this Agreement and such other documents to Escrow Agent. However, this Agreement and any other documents containing facsimile signatures shall remain binding and effective even if the original documents are not received by Escrow Agent. The parties understand that they are required to physically sign the Deed, the Lot 4 Unit Count Declaration, the Grant of Lot 3 Access Easement and any other document affecting an interest in real property, for recordation purposes.

     28. BROKERAGE. Seller has agreed to pay a brokerage commission to CB Richard Ellis Hawaii, Inc. ("Seller's Broker") relating to the sale of the Property to Purchaser pursuant to this Agreement. Seller hereby instructs Escrow Agent to pay such commission to Seller's Broker from the Purchase Price to be otherwise disbursed to Seller at Closing in accordance with this Agreement. In no event shall such commission, or any part thereof, be paid or payable to Seller's Broker unless and until Closing occurs in accordance with this Agreement, regardless of whether Closing is prevented or does not occur by reason of Seller's default or otherwise.

     Except as specifically referenced above in this Section 28, Seller and Purchaser each represents to the other that each has not entered into any agreement, incurred any obligation, or knows of any facts which might result in an obligation from any party to pay a sales or brokerage commission or finder's fee in connection with the purchase and sale contemplated by this Agreement. Purchaser agrees to and shall indemnify, defend, and hold harmless Seller and Amfac-Related Entities from and against any loss, liability, cost, claim, demand, damage, action, cause of action, and suit arising out of or in any manner relating to the employment, engagement or use by Purchaser of any consultant, advisor, broker, or sales or marketing agent in connection with the purchase, sale and option contemplated by this Agreement. Seller agrees to and shall indemnify, defend, and hold harmless Purchaser from and against any loss, liability, cost, claim, demand, damage, action, cause of action, and suit arising out of or in any manner relating to the employment, engagement or use by Seller or Amfac-Related Entities of any consultant, advisor, broker, or sales or marketing agent in connection with the purchase, sale and option contemplated by this Agreement. This Section 28 shall be binding on Purchaser and Seller whether or not Closing occurs, and shall survive Closing.

     29. CONFIDENTIALITY. Purchaser, and Seller agree to maintain the confidentiality as to the terms and conditions of this Agreement, except such disclosures to attorneys, accountants, consultants, lenders, investors, and others as are reasonably required in order to consummate the transactions contemplated in this Agreement, or otherwise required by governmental authority or a court with appropriate jurisdiction. Purchaser and Seller shall instruct their respective consultants, affiliates, professionals, lenders, and others engaged by them in connection with the transactions contemplated in this Agreement to abide by the confidentiality provisions of this Section 29. All information, studies, and reports relating to the Property obtained by Purchaser, either by the observations and examinations of its agents and representatives or as disclosed to it by or through Seller, shall remain confidential, and if the transaction contemplated herein fails to close for any reason, all such information, reports, and studies obtained by Purchaser from or through Seller shall be immediately returned by Purchaser to Seller, and all copies thereof destroyed, and Purchaser shall make no further distributions, disclosures or other use of any such information, reports, and studies. All press releases and other publicity and public communications relating to this Agreement, and the method of release thereof, shall require prior approval of Seller, which approval shall not be unreasonably withheld or delayed. This Section 29 shall be binding on Purchaser and Seller whether or not Closing occurs, and shall survive Closing.

     30. NO JOINT VENTURE. It is hereby acknowledged by Purchaser and Seller that any relationship between them created hereby is not intended to be and shall not in any way be construed to be that of a partnership, joint venture, or principal and agent. It is hereby further acknowledged that any rights reserved herein by Seller with respect to the Property or any documents or matters related thereto is solely for the purpose of either securing Seller's interest in this transaction or protecting Seller's property interests and values. Any approvals or other action by Seller pursuant to this Agreement, or any document related thereto, is solely for Seller's benefit, and no person or entity may rely upon Seller's approvals or actions hereunder for any other purpose.

     31. FURTHER ASSURANCES. Each of the parties shall execute and deliver all additional papers, documents, and other assurances, and shall do all acts and things, reasonably necessary in connection with the performance of their respective obligations hereunder to carry out the intent of this Agreement.

     32. CAPTIONS. Captions given to various sections in this Agreement, and terms used for definition purposes herein, are for convenience and reference purposes only and are not intended to and shall not modify or affect the meaning, construction, or interpretation of any of the substantive provisions hereof.

     33. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawaii.

     34. USE OF KAANAPALI NAME. Purchaser acknowledges that the term and word "Kaanapali" is a federally registered service mark of Seller or certain of the Amfac-Related Entities ("Service Mark Holder"). Purchaser shall not, without the prior written consent of the Service Mark Holder, which consent may be withheld or conditioned in the sole and absolute discretion of the Service Mark Holder, use the word "Kaanapali", or any trade name, trade mark, service mark, or logotype held or used by Seller or Amfac-Related Entities related thereto, in connection with the acquisition, ownership, use, development, or sale of the Property. At the Closing, Seller shall cause the Service Mark Holder to execute and deliver to Purchaser, and Purchaser shall execute and deliver to the Service Mark Holder, an agreement, in the form attached as EXHIBIT "24" to this Agreement (the "Trade Name License Agreement"), pursuant to which the Service Mark Holder shall license to Purchaser the right to use, or otherwise agree with Purchaser as to use of, the word "Kaanapali" and the trade name "Kaanapali North Beach" for such purposes, and on such terms and conditions, as shall be set forth in the Trade Name License Agreement.

     35. INCORPORATION OF EXHIBITS. Exhibits "1", "2", "3", "4", "5", "6", "7", "8", "9", "10", "11", "12", "13", "14", "15", "16", "17", "18",
"19", "20", "21", "22", "23" and "24" to this Agreement are incorporated into this Agreement by this reference.

     Seller, Purchaser and NB 3 have executed this Agreement as of the Effective Date.



                            NB LOT 4, LLC

                            By:   KLC Holding Corp., a Delaware
                                  corporation, its Managing Member

                                  By:
                                       ------------------------------
                                       Name:
                                       Title:

                                                              Seller




                            MAUI BEACH RESORT LIMITED
                            PARTNERSHIP,
                            a Delaware limited partnership

                            By:   NORTHWEST MAUI CORPORATION,
                                  a Delaware corporation,
                                  its General Partner

                                  By:
                                       ------------------------------
                                       Name:
                                       Title:

                                                              Purchaser




                            NB LOT 3,LLC

                            By:   KLC Holding Corp., a Delaware
                                  corporation, its Managing Member

                                  By:
                                       ------------------------------
                                       Name:
                                       Title:

                                                              NB 3